Exhibit 10.19
May 6, 2021

Dear Eric:

I am pleased to offer you employment with Olaplex, Inc. (the “Company”) in the position of Chief Financial Officer reporting to the CEO. If you accept this offer, your first date of employment with the Company will be June 7, 2021. Your initial salary will be at the rate of $425,000.00 per year, less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company.

You are eligible to receive an annual bonus under the Company’s discretionary annual bonus plan. The annual bonus plan is based on your performance and contributions, as well as the Company's achievement of revenue, EBITDA and other objectives set by the Company. Your annual bonus target is 50% of your base salary and will not be pro-rated for 2021. Each bonus payment under the annual bonus plan is subject to your continued employment on the date the payment is made, which shall be in the first quarter of the year subsequent to the year for which the bonus is payable, and the absence of any express intention to leave the employment of the Company on or prior to such date.

You will receive a sign-on bonus in the amount of $100,000.00, subject to legally required withholdings and deductions. The sign-on bonus will be paid 30 days after your start date. You acknowledge and agree that the sign-on bonus is contingent upon your continued employment with us for one (1) year from the date such installment is earned. If you terminate your employment or your employment is terminated for “cause” (i.e., for a confidentiality breach, plea of no contest to or conviction for any felony or crime involving moral turpitude, willful and serious misconduct which results in your failure to perform the duties of your position, or material breach of contract) prior to such date, you agree to repay the sign-on on your last day of employment.

You will be eligible to participate in the Company's equity incentive program. The Company will grant you the right and option to purchase, on the terms and conditions set forth in the plan and award agreement, 2000 Shares (the "Option"), subject to adjustment as set forth in the plan, with an exercise price equal to the fair market value of share of the Company's common stock on the date of the grant, as determined by the company in good faith. Full details of the plan will be provided under separate cover in a Nonqualified Stock Option Award Agreement.

As a full time employee, you are eligible to participate in the Company’s benefit plans on the first day of employment. The Company’s comprehensive benefits package includes Medical Insurance, Dental Insurance, Vision Insurance, Basic and Voluntary Life and AD&D Insurance, Short Term and Long Term Disability Insurance, Flexible Spending Accounts for Health, and Employee Assistance Program.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. During your onboarding, you will be provided with the Form I -9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you join our day one orientation. We will not be able to employ you if you fail to comply with this requirement.

Severance Payments upon Termination of Employment due to material change in role scope, reporting or required relocation. In the event of a material change in the reporting structure or required relocation, you may terminate your employment by providing written notice to the Company detailing the material change no later than the forty-fifth (45th) day following the change providing the Company a period of thirty days to remedy the condition and so specifying in the notice, and terminating your employment within thirty days following the expiration of the period to remedy if the Company fails to remedy the condition. In this instance, the Company will pay you, in addition to Final Compensation, (A) a lump sum equal to six months of your annual base salary by the second payroll date after your last day of employment, and (B) any earned but unpaid Annual Bonus for the prior fiscal year.

Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the payments described above in this Offer Letter is conditioned on your signing and returning to the Company, and not revoking, a timely and effective separation agreement containing a general release of claims and other customary terms (including, without limitation, non-competition, non-solicitation, and no-hire covenants) in the form provided to you by the Company at the time of your termination of employment (the "Separation Agreement"). The Separation

Agreement must become irrevocable effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Payments to which you are entitled, other than the Prior Year Bonus, if applicable, will be provided in the form of a lump sum equal to six months of your annual base salary by the second payroll date after your last day of employment. The Prior Year Bonus, if applicable, will be paid at the same time annual bonuses are paid to employees generally.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

If you wish to accept this offer, please sign, date and return this letter agreement to Heather Harper by email (heather@olaplex.com). Please retain a copy of this letter for your records.

Sincerely,

OLAPLEX, INC.

Accepted and agreed:	/s/ Heather Harper
Name: Heather Harper
Signature: /s/ Eric Tiziani	Title: Vice President, Human Resources
Eric Tiziani

Date: May 6, 2021